EXHIBIT 10.1

EXECUTION VERSION

HCP, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of September 8, 2015 (the “Effective Date”), by and between HCP, Inc. (the “Company”) and J. Justin Hutchens (“Executive”).  Where the context permits, references to the Company shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, the Company and Executive mutually desire to set forth herein the terms and conditions pursuant to which Executive will serve as the Executive Vice President and Chief Investment Officer – Senior Housing and Care of the Company reporting to the Chief Executive Officer of the Company, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.SERVICES AND DUTIES.  Subject to Section 2 hereof, from and after the Effective Date, Executive shall, pursuant to the terms of this Agreement, be employed by the Company as the Executive Vice President and Chief Investment Officer – Senior Housing and Care of the Company.  The principal location of Executive’s employment with the Company shall be at the Company’s  headquarters in Irvine, California, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.  During the Term (as defined in Section 2), Executive shall be a full-time employee of the Company, shall dedicate substantially all of Executive’s working time and attention to the Company, and shall have no other employment or other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement.  Executive shall have such authorities, duties and responsibilities as the Company’s chief executive officer (or his delegate) may from time to time assign to him and reasonably consistent with those customarily performed by an officer holding the position set forth above with a company having a similar size and nature of the Company. Notwithstanding the foregoing, nothing herein shall prohibit Executive from participating in trade associations or industry organizations which are related to the business of the Company or engaging in charitable, civic or political activities, so long as such interests do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder.  Executive agrees that he shall comply with the corporate policies of the Company as they are in effect from time to time throughout the Term (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time).

2.TERM.  Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date.  Such employment shall continue for a term of three (3) years following the Effective Date (the “Term”).  Not extending the Term shall not constitute a breach of this Agreement and shall not constitute “Good Reason” for purposes of this Agreement.  Notwithstanding the above, the Term shall earlier expire immediately upon the termination of Executive’s employment pursuant to Section 5 hereof.

3.COMPENSATION.

(a)         Base Compensation.  The Company shall pay to Executive an initial base salary in the amount of $550,000 per annum in accordance with the regular payroll practices of the Company (the base salary as in effect from time to time, the “Base Compensation”).  Payment of the Base Compensation is subject to customary employee contributions to any benefit programs in which Executive is enrolled.  The Base Compensation may be increased from time to time at the Company’s sole discretion, but in no event shall the Base Compensation be reduced without Executive’s approval.

(b)         Annual Cash Bonus.  Executive shall receive a guaranteed cash bonus for the 2015 calendar year in the amount of $1,100,000 (the “Guaranteed Bonus”), which shall be paid no later than March 15, 2016,  provided Executive is actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination for Cause from the Company as of the date of payment. For each subsequent calendar year during the Term, Executive shall be eligible to receive an annual cash incentive award (an “Annual Bonus”), the actual amount of which bonus will be determined based on the achievement of performance criteria relating to both Executive and the Company, as determined each year in good faith by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company (or any successor thereto).  The Annual Bonus, if any, shall be paid to Executive by no later than March 15 of the year following the year to which such Annual Bonus relates, so long as Executive is actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination for Cause from the Company as of the date of payment.

(c)         Equity Award.

(i)As soon as practicable after the Effective Date, Executive shall be granted a one-time award of restricted stock units with a value of approximately  $500,000, based on the average closing stock price on the 10 trading days immediately preceding the Effective Date, which stock grant shall vest in equal, annual tranches over three years following the date of grant, subject to Executive’s continued employment with the Company as of the applicable vesting date.  The restricted stock units shall be subject to the terms and conditions of the Company’s 2014 Performance Incentive Plan (the “Plan”) and the applicable award agreement.

(ii)So long as Executive is actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination from the Company as of the date of grant, in the first quarter of 2016 Executive shall be granted restricted stock units with an aggregate Value Upon

Grant (defined below) of approximately $600,000, which shall be allocated consistent with the vesting schedule of the 2016 long-term incentive awards granted to the other named executive officers, as determined by the Compensation Committee, subject to Executive’s continued employment with the Company as of the applicable vesting date.  The restricted stock units shall be subject to the terms and conditions of the Plan and the applicable award agreements. “Value Upon Grant” means the fair market value (determined in accordance with the Plan) of the Company’s common stock on the date of the grant times the number of shares granted.

(d)         Tax Withholding.  All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

4.BENEFITS AND PERQUISITES.

(a)         Retirement and Welfare Benefits.  During the Term, Executive shall be eligible to participate in all fringe benefits, perquisites, and such other benefit plans and arrangements as are made available generally to the Company’s executive vice presidents.  The benefits described herein shall be subject to the applicable terms of the applicable plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect.  Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)         Paid Time Off.  During the Term, Executive shall be entitled to accrue vacation (at a rate of not less than nineteen (19) days per full calendar year), in accordance with and subject to the Company’s vacation policies applicable to its executives generally as such policies are in effect from time to time.

(c)         Relocation Expenses.   The Company shall pay, or reimburse Executive for all reasonable relocation expenses, up to a maximum of $150,000, incurred by Executive for his relocation to the Orange County, California metropolitan area in accordance with the terms of the Company's relocation policy. If the Executive terminates his employment without Good Reason or is terminated by the Company for Cause prior to the end of the first twelve (12) months of the Term, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this Section 4(c).

(d)         Reimbursement of Expenses.  The Company shall reimburse Executive for any and all expenses reasonably incurred by Executive during the Term in performing Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.  Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

5.TERMINATION.  Prior to the third anniversary of the Effective Date, the Term and Executive’s employment hereunder may be terminated (1) by the Company for “Cause” (as defined and determined below), effective on the date on which a written notice to such effect (a “Cause Termination Notice”) is delivered to Executive; (2) by the Company at any time without Cause, effective sixty (60) days following the date on which a written notice to such effect is delivered to Executive; (3) by Executive for “Good Reason” (as defined and determined below), in accordance with the notice, cure and termination periods set forth in the definition of such term below; or (4) by Executive at any time other than for Good Reason, effective sixty (60) days following the date on which a written notice to such effect is delivered to the Company (or its successors).  In accordance with the foregoing provisions, the date upon which termination occurs shall be referred to herein as the “Termination Date.” In the event that the Company provides Executive notice of termination without Cause pursuant to clause (2) or Executive provides the Company notice of termination pursuant to clause (3) or clause (4), the Company will have the option to place the Executive on paid administrative leave during the notice period.  Upon any termination of Executive’s employment hereunder, Executive shall be entitled to receive the following:  (i) any accrued but unpaid Base Compensation (to be paid as provided in Section 3(a)); (ii) reimbursement for expenses incurred by Executive prior to the date of termination in accordance with Section 4(d) hereof; (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination; and (iv) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or its Affiliates (the amounts and benefits described in clauses (i) through (iv) above, collectively, the “Accrued Benefits”).  Accrued Benefits under this Section 5 shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable, or as otherwise required in accordance with applicable law.

(a)         Termination by the Company for Cause or by Executive without Good Reason.  If Executive’s employment hereunder is terminated during the Term by the Company for Cause or by Executive without Good Reason, Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits.

(b)         Termination by the Company without Cause or by Executive with Good Reason Prior to the Second Anniversary of the Effective Date.  Subject to Section 5(f) below, if Executive’s employment hereunder is terminated prior to the second anniversary of the Effective Date (I) by the Company other than for Cause (and other than due to Executive’s death or “Disability” (as defined below)), or (II) by Executive with Good Reason, then Executive shall be entitled to (1) the Accrued Benefits and (2) subject to Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) (the “Release”) within twenty-one (21) days following the Termination Date, and the expiration of any revocation period with respect to such Release provided by applicable law, and provided that Executive does not materially breach the restrictive covenants set forth in Section 6 hereof or in any other agreement between Executive and the Company or to which Executive is a party (collectively, the “Restrictive Covenants”) or any other ongoing obligation to which Executive is subject as of the Termination Date:

(i)an amount equal to two (2) times the sum of (x) Executive’s Base Compensation, at the rate in effect on the Termination Date and (y) the greater of (I) Executive’s annual incentive bonus paid or payable for the last fiscal year of the Company for which the Compensation Committee has determined bonuses for the Company’s executives generally prior to the Termination Date or (II) the Guaranteed Bonus, such amount to be paid in a lump sum in the month following the month in which Executive’s Separation from Service (as defined below) occurs; and

(ii)each equity-based award granted by the Company to Executive that is outstanding on the Termination Date will immediately vest as to any portion of the award that is scheduled to vest within two (2) years following the Termination Date; provided, however, that as to any such award that is subject to performance-based vesting requirements for which the applicable performance period is in progress on the Termination Date, such award shall remain outstanding until the end of such performance period and, upon a determination thereafter by the Compensation Committee as to the relevant level of performance achieved and the portion of the award eligible to vest based on such determination, Executive will be credited with two (2) years of continued service, as measured from the Termination Date, for purposes of applying any time-based vesting requirements applicable to the award.  Any portion of any equity-based award granted by the Company to Executive that is not vested after giving effect to the foregoing acceleration provisions shall terminate as of the Termination Date (or, in the case of a performance-based award, as of the date of the Compensation Committee’s determination of the relevant level of performance achieved).

(c)         Termination by the Company without Cause or by Executive with Good Reason During the Third Year of the Term.  Subject to Section 5(f) below, if Executive’s employment hereunder is terminated after the second anniversary of the Effective Date and prior to the expiration of the Term (I) by the Company other than for Cause (and other than due to Executive’s death or Disability) or (II) by Executive with Good Reason, then Executive shall be entitled to (1) the Accrued Benefits and (2) subject to Executive’s execution of a Release within twenty-one (21) days following the Termination Date, and the expiration of any revocation period with respect to such Release provided by applicable law, and provided that Executive does not materially breach the Restrictive Covenants or any other ongoing obligation to which Executive is subject as of the Termination Date:

(i)an amount equal to (1) the remainder of Executive’s Base Compensation, at the rate in effect on the Termination Date, through the end of the Term and (2) the average of the Executive’s annual incentive bonuses for the two consecutive fiscal years of the Company ending with the last fiscal year of the Company for which the Compensation Committee has determined bonuses for the Company’s executives generally prior to the Termination Date (or, if less, the average of Executive’s annual incentive bonuses for the entire period of his employment with the Company), such amount to be paid in a lump sum in the month following the month in which Executive’s Separation from Service occurs; and

(ii)each equity-based award granted by the Company to Executive that is outstanding on the Termination Date will immediately vest as to any portion of the award that is scheduled to vest by the end of the current calendar year; provided, however, that as to any such award that is subject to performance-based vesting requirements for which the applicable performance period is in progress on the Termination Date, such award shall remain open until the end of such performance period and, upon a determination thereafter by the Compensation Committee as to the relevant level of performance achieved and the portion of the award eligible to vest based on such determination, Executive will be credited with continued service through the end of such calendar year, as measured from the Termination Date, for purposes of applying any time-based vesting requirements applicable to the award.  Any portion of any equity-based award granted by the Company to Executive that is not vested after giving effect to the foregoing acceleration provisions shall terminate as of the Termination Date (or, in the case of a performance-based award, as of the date of the Compensation Committee’s determination of the relevant level of performance achieved).

(d)         Termination Due to Death or Disability.  The Term and Executive’s employment hereunder shall automatically terminate upon Executive’s death or Disability.  If Executive’s employment hereunder terminates due to death or Disability, then Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits.

(e)         Welfare Benefit Continuation.  Subject to Section 5(f) below, and subject to Executive’s execution of a Release within twenty-one (21) days following the Termination Date, and the expiration of any revocation period with respect to such Release provided by applicable law, and provided that Executive does not materially breach the Restrictive Covenants or any other ongoing obligation to which Executive is subject as of the Termination Date, in the event that Executive’s employment hereunder is terminated (i) by the Company other than for Cause (and other than due to Executive’s death or Disability) or (ii) by Executive without Good Reason, the Company shall reimburse Executive for the full amount of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums incurred by Executive during the 24 month period following the date of such termination, provided that (A) Executive timely and validly elects COBRA continuation coverage; (B) such reimbursement does not result in adverse tax consequences to the Company under Section 105(h) of the Code or otherwise; and (C) such reimbursement shall immediately cease in the event that Executive becomes eligible to participate in the health insurance plan of a subsequent employer or other service recipient (or at such time as the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to Executive).

(f)         Change in Control Plan.  Notwithstanding the foregoing provisions, in the event that Executive would be entitled to severance benefits under the Company’s Change in Control Severance Plan, or any successor plan thereto (the “CIC Plan”), in connection with a termination of his employment described in Section 5(b), Section 5(c) or Section 5(e) above, Executive will be entitled to receive the benefits provided under the CIC Plan.  In no event will Executive be entitled to receive severance benefits under both the CIC Plan and this Agreement.

In the event that any of the payments and other benefits provided under this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s payments and benefits under this Agreement or otherwise shall be payable either

(A) in full (with the Executive paying any excise taxes due), or

(B) in such lesser amount which would result in no portion of such payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits under this Agreement or otherwise, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code.  Any reduction in the payments and benefits required by this Section will made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive.

(g)         Definitions.  For purposes of this Agreement:

“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Cause” means the occurrence of any of the following: (i) Executive’s willful and continued failure to perform his duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not performed his duties; (ii) Executive’s willful and continued failure to follow and comply with the policies of the

Company as in effect from time to time (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not followed or complied with such Company policies; (iii) Executive’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company; (iv) Executive’s willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Company; (v) Executive’s breach of any provision of Section 6 of this Agreement; or (vi) Executive’s indictment for, conviction of, or a plea of guilty or nolo contendere to any felony.

For purposes of clarification, if the definition of “Cause” set forth above, and the process associated with it, differs from the definition of cause (or similar term) in any stock incentive plan or agreement of the Company or any of its Affiliates, including the Company’s incentive stock award plan or any other such plan or agreement under which a grant of restricted stock shall be made, the definition set forth above shall control.

“Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, or disability plan, covering employees of the Company or an Affiliate of the Company.

“Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following events: (i) the failure by the Company to pay Executive any portion of Executive’s Base Compensation within ten (10) days of the date such compensation is due, (ii) the relocation of Executive’s principal location of employment, to a location outside a fifty (50) mile radius from Irvine, California, (iii) any material diminution of Executive’s duties, responsibilities or authorities hereunder, (iv) any material breach by the Company of any of its material obligations to Executive, or (v) any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within thirty (30) days after any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction, unless such assumption occurs by operation of law.  Notwithstanding the foregoing, “Good Reason” to terminate Executive’s employment shall not exist unless (a) a written notice has first been delivered to the Board by Executive (the “Good Reason Notice”), which Good Reason Notice (1) specifically identifies the event(s) Executive believes constitutes Good Reason and (2) provides thirty (30) days from the date of such Good Reason Notice for the Company to cure such circumstances (the “Good Reason Period”) and (b) the Company has failed to timely cure such circumstances.  If the Company fails to timely cure such circumstances in accordance with the foregoing, Executive may send a notice to the Board that he is terminating his employment for Good Reason (“Good Reason Termination Notice”), in which case his employment hereunder shall thereupon be terminated for Good Reason.  If any Good Reason Notice to the Board shall not have been delivered by Executive within ninety (90) days following the date

Executive becomes aware of the purported existence of a Good Reason event, or any Good Reason Termination Notice to the Board shall not have been delivered by Executive within thirty (30) days following the end of the Good Reason Period, then any purported termination of Executive’s employment relating to the applicable event shall not be a termination for Good Reason under this Agreement.

As used herein, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(h)         Resignation as Officer or Director.  Upon a termination of Executive’s employment hereunder, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as an officer of the Company or as an officer or director of any of their Affiliates.

(i)         Section 409A.  The intent of the parties is that payments and benefits under this Agreement shall not result in the imputation of any tax, penalty or interest pursuant to Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted consistent with that intent.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  To the extent required in order to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

6.COVENANTS.  Executive acknowledges that during the period of his employment with the Company or any Affiliate, he shall have access to the Company’s  “Confidential Information” (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees. Accordingly, Executive agrees to the following provisions of this Section 6 (in addition to Executive’s confidentiality obligations to the Company and its subsidiaries pursuant to the Company’s policies as in effect from time to time).

(a)         Noncompetition.   Executive agrees that during the period of his employment with the Company, Executive shall not:  (A) directly or indirectly, engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any business or entity which competes with (any such action individually and in the aggregate, to compete with) the Company or any of its subsidiaries (collectively, the “Company Group”) or serve as an employee, consultant or in any other capacity for such business or entity; (B) have any ownership or financial interest, directly, or indirectly, in any competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which the Executive owns less than five percent (5%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant, or (C) serve as a representative of any business organization; any or all of which, without first obtaining written approval of the chief executive officer of the Company.  Executive also agrees that as long as he is employed by the Company, he will not undertake the planning or organization of any business activity competitive with the Company Group.

(b)         Solicitation of Employees, Etc.  Executive agrees that during the period of his employment with the Company and for twelve (12) months thereafter, Executive shall not, directly or indirectly, other than in connection with carrying out his duties during the period of his employment with the Company, solicit or induce any of the employees or consultants of the Company Group (or individuals who served as employees or consultants of the Company Group at any time during the preceding nine (9) month period):  (i) to terminate their employment or relationship with the Company Group, and/or (ii) to work for the Executive or any competitor of the Company Group.

(c)         Solicitation of Clients, Etc.  Executive agrees that during the period of his employment with the Company and for twelve (12) months thereafter, he will not use any Trade Secrets or Confidential Information (as defined below) to, directly or indirectly, solicit, take away, divert or attempt to divert, the business or patronage of any clients or customers of the Company for the purpose of providing services that materially compete with the products provided by the Company at the time of Executive’s termination.  For purposes of this Agreement, “products provided by the Company” includes not only products and services which the Company then provides and/or markets or sells, but also those which it is in the process of researching and/or developing, at the time of Executive’s termination, and/or as to which, at the time of Executive’s termination, the

Company has a strategic business plan in place to research, develop and/or market at some time in the future.  The restrictions on soliciting or providing services to customers of the Company apply to:  (i) any customer or customer contact of the Company with whom Executive has had any business relations during his employment (whether before or after the Effective Date) with the Company; and (ii) any customer or customer contact who was a customer or customer contact of the Company on the date of Executive’s termination from the Company or during the twelve-month period prior to such termination, or who was a prospective customer or customer contact of the Company with whom the Company had actually met with, or had written or telephonic communications with, during said period(s).

(d)         Disparaging Comments.  Executive agrees not to make critical, negative or disparaging remarks about the Company or any of its Affiliates, including, but not limited to, comments about any of its assets, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way with respect to any third party claims pursued against the Company Group.  Nothing in this Section 6(d) will prevent Executive or the Company from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

(e)         Confidentiality.  The Company and the Executive acknowledge that:

(i)The Company’s business is highly competitive;

(ii)The essence of that portion of the Company’s business in which the Executive will be involved consists, in large degree, of trade secrets, proprietary or confidential business or financial affairs information, materials, know-how (whether or not in writing), technology, product information, personnel information regarding its employees, and intellectual property belonging to the Company and confidential and proprietary business and client relationships (all of the foregoing will be referred to collectively as “Trade Secrets”), which have been developed at great investment of time and resources by the Company Group so as to engender substantial good will of the Company, all of which are and will be the exclusive property of the Company, protected and kept secret by the Company; and

(iii)Without limiting Executive’s obligations under the foregoing, the Executive agrees that during the period of his employment with the Company and at all times thereafter, Executive shall keep secret and retain in strictest confidence and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, all confidential information of and confidential matters (whether available in written, electronic form or orally) relating to (A) the Company Group’s pricing and business (including, without limitation, the strategies employed by and the actual investments of any member of the Company Group and the contemplated business strategies and/or investments of any member of the Company Group),

(B) all corporations or other business organizations in which the Company Group has or has had an investment and (C) third parties learned by Executive heretofore or hereafter directly or indirectly in connection with Executive’s employment with the Company or from the Company Group (the “Confidential Information”).  In consideration of, and as a condition to, continued access to Confidential Information and without prejudice to or limitation on any other confidentiality obligation imposed by agreement or law, Executive hereby agrees to undertake to use and protect Confidential Information in accordance with restriction placed on its use or disclosure.  Without limiting the foregoing, Executive shall not disclose such Confidential Information to any director, officer, partner, employee or agent of the Company Group unless in Executive’s reasonable good faith judgment, such person has a need to know such Confidential Information in furtherance of the Company Group’s business, and (except in connection with the business and affairs of the Company) Executive shall not disclose Confidential Information to anyone outside of the Company Group except with the Company’s express written consent.

(iv)Executive acknowledges that the Company’s rights in its Trade Secrets and Confidential Information would be misappropriated should the Executive use or disclose to others the Trade Secrets and/or Confidential Information outside the scope of his employment pursuant to this Agreement.

(v)Executive agrees that during the period of his employment with the Company and at all times thereafter, Executive shall not directly or indirectly, use, disseminate, or disclose, in whole or in part, any of the Company Group’s Trade Secrets to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, other than (A) in the regular and proper scope and course of Executive’s employment with Company, or (B) as required by law, provided, however, that Executive will give Company reasonable advance notice of any such disclosure or use that is required by law.

(vi)As used in this Agreement, each of the terms “Trade Secrets” and “Confidential Information” will not include any information that becomes generally known to the public or within the relevant trade or industry unless it becomes known due to Executive’s violation of this Agreement.

(f)         Cooperation.  Executive agrees that at all times following the termination of his employment, Executive will cooperate in all reasonable respects with the Company and its Affiliates in connection with (i) any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its Affiliates, or (ii) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when Executive was employed by the Company or any Affiliate, in each case to the extent the Company reasonably deems Executive’s cooperation necessary.  Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.  With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Executive in connection with his employment by the Company, the Company will honor, and proceed in accordance with, its bylaws as in effect from time to time.

(g)         No Limitation.  Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or any of its Affiliates.  For purposes of all provisions of this Section 6, the “Company” refers to the Company and any incorporated or unincorporated Affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason.

(h)         Acknowledgement.  Executive agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction.  Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged.  If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with jurisdiction upon short notice to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6.  If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  Executive agrees and acknowledges that the material breach of this Section 6 will cause irreparable injury to the Company and upon such breach of any provision of this Section 6, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief by any court with jurisdiction upon short notice; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).  Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

(i)         Permitted Statements.  Nothing in this Agreement shall restrict either party from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.

(j)         Further Representations and Covenants.   Executive represents that he is able to accept employment with the Company as its Executive Vice President and Chief Investment Officer – Senior Housing and Care and carry out the work that such position would involve without breaching any obligations owed to any current or former employer of Executive. Executive further represents and covenants that he has not removed or taken, and will not remove or take, any confidential documents or proprietary data or materials of any kind, electronic or otherwise, from any current or former employer without written authorization from such current or former employer, nor will Executive use or disclose any such confidential information in connection with his employment with the Company, nor will he solicit the employees or clients/customers of any former employer in violation of any legal or contractual obligation owed to such former employer, including but not limited to the letter agreement entered into between Executive and National Health Investors, Inc. on August 10, 2015.

7.ASSIGNMENT.  This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators.  Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void.  The Company may assign the rights and delegate the obligations of the Company hereunder, in whole or in part, to any of the Company’s Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

8.GENERAL.

(a)         Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Chief Executive Officer
HCP, Inc.
1920 Main Street, Suite 1200
Irvine, CA 92614

To Executive:

At the address shown in the Company’s personnel records

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)         Severability.  Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)         Entire Agreement.  This document, together with the CIC Plan and the other documents referred to herein and all restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party (the “Integrated Document”), constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and except as otherwise explicitly set forth in the Integrated Document, supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)         Counterparts.  This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.  Signatures delivered by facsimile or “pdf” shall be effective for all purposes.

(e)         Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by all parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)         Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of California without giving effect to principles of conflicts of law of such state.

(g)         Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h)         Waiver.  The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)         Headings.  The subject heading of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)         Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

9.ARBITRATION.

(a)         If any legally actionable dispute arises which cannot be resolved by mutual discussion between the parties, each of Executive and the Company agree to resolve that dispute by arbitration before an arbitrator experienced in employment law.  Said arbitration will be conducted pursuant to the JAMS Employment Arbitration Rules and Procedures and applicable California law.  The parties agree that this arbitration agreement includes any such disputes that the Company and its related entities may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to Executive’s employment or its termination including any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, training, employment, or its termination.

(b)         The parties further agree that this arbitration provision is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or an administrative claim with an administrative agency.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY.

(c)         The parties agree that the arbitration shall be conducted in Los Angeles County, California, unless otherwise mutually agreed.

(d)         The provisions of Section 1281.8 of the California Code of Civil Procedure with respect to provisional remedies will apply to any such arbitration.  In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and the arbitrator’s decision must be set forth in writing, consistent with the law of California and supported by essential findings of fact and conclusion of law.  The arbitrator may issue any remedy or award available under applicable law but may not add to, modify, change or disregard any lawful terms of this Agreement or issue an award or remedy that is contrary to the law of California.  The parties further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, the Company shall pay any costs and expenses that Employee would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee, and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced.  If either party prevails on a statutory claim that affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law.

10.REPRESENTATIONS.  Each party represents and warrants that (a) such party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such party’s ability to enter into and fully perform such party’s obligations under this Agreement; (b) such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (c) upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11.INCONSISTENCIES.  In the event of any inconsistency between any provision of this Agreement and any provision of any other Company arrangement, the provisions of this Agreement shall control to the extent more favorable to Executive unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

12.BENEFICIARIES/REFERENCES.  Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

[Remainder of page is left blank intentionally]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHEREBY EACH PARTY AGREED TO SUBMIT DISPUTES TO BINDING ARBITRATION.

HCP, INC.
/s/ Lauralee E. Martin

By:	Lauralee E. Martin President and Chief Executive Officer

J. JUSTIN HUTCHENS

/s/ J. Justin Hutchens

Exhibit A

FORM OF RELEASE AGREEMENT1

This Release Agreement (this “Release Agreement”) is entered into this        day of                    20    , by and between J. Justin Hutchens, an individual (“Executive”), and HCP, Inc., a Maryland corporation (the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Employment Agreement between the Company and Executive dated August  __, 201_ (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:

1.             Release.  Executive, on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and

_______________________

1The Company may modify this form as to any individual employed outside of California.

Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided, however, that the foregoing release shall not apply to any obligation of the Company to Executive pursuant to any of the forgoing:  (1) any obligation created by or arising out of the Section 5 of the Employment Agreement for which receipt or satisfaction has not been acknowledged, (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Fourth Amended and Restated Bylaws of the Company, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical or dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company.  In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.             Acknowledgment of Payment of Wages.  Except for accrued vacation (which the parties agree totals approximately [        ] days of pay) and salary for the current pay period, Executive acknowledges that he/she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3.             1542 Waiver.  It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified.  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement.  Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.  Executive acknowledges that Executive understands the significance and consequences of such release and such specific waiver of SECTION 1542.

4.             ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement.  Executive further expressly acknowledges and agrees that:

A.            In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

B.            Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.            Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.            Executive was given a copy of this Release Agreement on [                                  , 20    ] and informed that he or she had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he or she should execute the Endorsement attached hereto;

E.            Executive was informed that he or she had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

F.             Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.2

________________________

2Whether the Executive has 21 days, 45 days, or some other period in which to consider the Release Agreement will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances.  The determination referred to in the preceding sentence shall be made by the Company in its sole discretion.  In any event, the Release Agreement will include the Executive’s acknowledgements and agreements set forth in clauses 4.A, 4.B, and 4.C.

5.             No Transferred Claims.  Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6.             Compliance with Employment Agreement.  Executive warrants and represents that Executive has complied fully with his or her obligations pursuant to the Employment Agreement.  Executive covenants that Executive will continue to abide by the applicable provisions of such Employment Agreement.

7.             Severability.  It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.             Counterparts.  This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9.             Governing Law.  THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF CALIFORNIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10.          Amendment and Waiver.  The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

11.          Descriptive Headings.  The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

12.          Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.          Arbitration.  Any claim or controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provision set forth in the Employment Agreement.

14.          Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

15.          Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this                  day of                  20    , at                       , California.

EXECUTIVE

J. JUSTIN HUTCHENS
HCP, Inc. a Maryland corporation

By:
Name:
Title:

ENDORSEMENT

I, J. Justin Hutchens, hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.

EXECUTED this  [        ] day of [                           20        ], at                           , California.

J. JUSTIN HUTCHENS